Exhibit 99.1

SenesTech, Inc. Announces Pricing of $5 Million Public Offering

PHOENIX, Ariz., November 16, 2022 – SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”) (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced the pricing of a public offering of up to 1,428,572 shares of its common stock (or pre-funded warrants in lieu thereof), Series A warrants to purchase up to 1,428,572 shares of its common stock (“Series A Warrants”), and Series B warrants to purchase up to 1,428,572 shares of its common stock (“Series B Warrants”, together with Series A Warrants, collectively the “Series Warrants”), at an offering price to the public of $3.50 per share (or pre-funded warrant in lieu thereof) and associated Series Warrants. The Series A Warrants will have an exercise price of $3.165 per share, are exercisable immediately upon issuance, and will expire five years following the date of issuance. The Series B Warrants will have an exercise price of $3.165 per share, are exercisable immediately upon issuance, and will expire thirteen months following the date of issuance. The closing of the offering is expected to occur on or about November 18, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes.

The Company also has agreed that certain existing warrants to purchase up to an aggregate of (i) 27,430 shares of common stock at an exercise price of $44.32 and an expiration date of July 29, 2026 and (ii) 85,034 shares of common stock at an exercise price of $34.50 and an expiration date of April 27, 2026 will be amended effective upon the closing of the offering so that the amended warrants will have a reduced exercise price of $3.165 per share and will expire five years following the closing of the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-267991) originally filed with the Securities and Exchange Commission (“SEC”) on October 24, 2022 and became effective on November 16, 2022. The public offering is being made only by means of a prospectus, which forms a part of the effective registration statement. When available, electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 rat pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release may contain certain statements relating to future results which are forward-looking statements. These forward-looking statements are subject to risks and uncertainties including, among other things, the completion of the public offering, the satisfaction of customary closing conditions related to the public offering and the intended use of proceeds therefrom. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market and other conditions; whether the contemplated offering will be successful and whether the Company will be able to regain and maintain compliance with Nasdaq’s continued listing criteria; the size of the potential markets for the Company’s product candidates and its ability to service those markets; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, except as required by law.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143